UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Net Element International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34887	98-0668024
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 507-8808

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2013, OOO TOT Money (which is a subsidiary of Net Element, Inc.) (“TOT Money”) received a notice from MegaFon OJSC (“MegaFon”) that, effective as of March 1, 2013, MegaFon was terminating that certain Contract No. CPA-86, dated as of September 1, 2012 (the “Original Agreement”), entered into between TOT Money and MegaFon, and replacing the Original Agreement with a new agreement (the “New Agreement”) between TOT Money and MegaFon’s subsidiary, ZAO MegaLabs (“MegaLabs”). Neither of the parties incurred any penalties in connection with the early termination of the Original Agreement.

On March 12, 2013, TOT Money entered into the New Agreement with MegaLabs. The New Agreement is dated as of March 1, 2013 and titled Contract No. CPA/ML-17. Both the Original Agreement and the New Agreement cover substantially the same subject matter. Pursuant to the New Agreement, TOT Money is using its mobile commerce payment platform to facilitate payments using SMS (short message services, which is a text messaging service) and MMS (multimedia message services) for MegaFon mobile phone subscribers. The initial term of the New Agreement is one year from its date of execution. Thereafter, the term of the New Agreement will be automatically extended for additional one-year periods unless either TOT Money or MegaLabs requires termination of the New Agreement at least 30 days before the then-current expiration date. MegaLabs has the right to terminate the Agreement in certain circumstances with at least seven calendar days’ prior notice. TOT Money has the right to terminate the Agreement with at least 14 calendar days’ prior notice.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosures contained under Item 1.01 are incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

Date: March 18, 2013	By:	/s/ Jonathan New
	Name: Title:	Jonathan New Chief Financial Officer

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